Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-128071

March 31, 2008

John Deere Capital Corporation

$250 million 4.500% Senior Notes Due April 3, 2013

$500 million 5.350% Senior Notes Due April 3, 2018

Issuer:	John Deere Capital Corporation

Title of Securities:	2013 Notes: 4.500% Senior Notes Due 2013 2018 Notes: 5.350% Senior Notes Due 2018

Ratings:	A2 / A (Stable / Stable)

Format:	MTN Program

Trade Date:	March 31, 2008

Time of First Sale to Public:	2:45 p.m. EST

Settlement Date (T+3):	April 3, 2008

Maturity Date:	2013 Notes: April 3, 2013 2018 Notes: April 3, 2018

Aggregate Principal Amount Offered:	2013 Notes: $250,000,000 2018 Notes: $500,000,000

Re-offer Spread:	2013 Notes:+208 bps 2018 Notes:+198 bps

Benchmark Treasury:	2013 Notes: 2.500% Treasury Notes due March 31, 2013 2018 Notes: 3.500% Treasury Notes due February 15, 2018

Treasury Price:	2013 Notes: 100-6+ 2018 Notes: 100-24

Treasury Yield:	2013 Notes: 2.457% 2018 Notes: 3.410%

Re-offer Yield:	2013 Notes: 4.537% 2018 Notes: 5.390%

Coupon:	2013 Notes: 4.500% 2018 Notes: 5.350%

Re-offer Price:	2013 Notes: 99.836% 2018 Notes: 99.694%

Gross Spread:	2013 Notes: 0.380% 2018 Notes: 0.520%

Net Proceeds ($):	2013 Notes: $248,640,000 2018 Notes: $495,870,000

Interest Payment Dates:	Semi-annually on each April 3 and October 3, commencing on October 3, 2008

Daycount Fraction:	30 / 360

CUSIP:	2013 Notes: 24422EQQ5 2018 Notes: 24422EQR3

Joint Bookrunners:	Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Sr. Co-Managers:	Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC

Co-Managers:	HSBC Securities (USA) Inc. and TD Securities (USA) LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.